011130000017

Certificate of Amendment

of

Certificate of Incorporation

of

Entertainment Conventions, Inc.

Pursuant to Section 805 of the Business Corporation

Law of the State of New York

It is hereby certified that:

First:	The name of the corporation is Entertainment Conventions, Inc.

Second:	The certificate of incorporation was filed under the name Entertainment Conventions, Inc. with the Department of State on February 28, 1997.

Third:	The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation. Paragraph 1 of the certificate of incorporation is amended to read as follows: 1. The name of the corporation is WIZARD CONVENTIONS, INC.

Fourth:	The amendment to the certificate of incorporation was authorized:

First by vote of the board of directors, and

Then at a meeting of shareholders by vote of all the outstanding shares entitled to vote thereon.

In witness whereof, this certificate has been subscribed this 1st day of October, 2001 by the undersigned who affirm that the statements made herein are true under penalties of perjury.

Name	Capacity in which signed		Signature

Fred Pierce	Director	/s/ Fred Pierce

Gareb Shamus Enterprises, Inc.		By	/s/ Fred Pierce
Sole Shareholder			Fred Pierce, Pres.

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011130000017

Certificate of Amendment

of

Entertainment Conventions, Inc.

Pursuant to Section 805 of the Business Corporation Law

Filed by:	Robert D. Fenster 337 North Main Street Ste. 11 New City, NY 10956

2